Exhibit 99.1

FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE REPORTS THIRD QUARTER 2013 RESULTS

GAAP Net Income per Diluted Share +19% Adjusted Net Income per Diluted Share +11%

Management Updates Fiscal 2013 Earnings Guidance

Secaucus, New Jersey – November 26, 2013 – The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE), the largest pure-play children’s specialty apparel retailer in North America, today announced financial results for the thirteen weeks ended November 2, 2013.

“We achieved the high-end of our earnings guidance as a result of strong execution of our important back-to-school period, and the continuation of disciplined expense management across the organization,” commented Jane Elfers, President and Chief Executive Officer. “We are well-positioned as we enter the fourth quarter and look forward to making substantive progress on our key strategic initiatives.”

Third Quarter 2013 Results

Net sales were $492.7 million, compared to $500.9 million in the third quarter of 2012. Comparable retail sales declined 0.7%.

Net income was $41.7 million, or $1.84 per diluted share, in the third quarter of 2013, compared to $37.3 million, or $1.54 per share, the previous year. Adjusted net income was $42.7 million, or $1.89 per diluted share, compared to $41.3 million, or $1.70 per diluted share, the previous year.

Gross profit was $201.8 million, compared to $209.5 million in the third quarter of 2012. Adjusted gross profit in the third quarter of 2013 was $202.9 million, and deleveraged 60 basis points to 41.2% of sales.

As a result of the Company’s strong expense management, selling, general and administrative expenses were $123.5 million, compared to $131.9 million in the third quarter of 2012. Adjusted SG&A in the third quarter of 2013 was $123.2 million, and leveraged 130 basis points to 25.0% of sales.

Operating income was $61.6 million, compared to $53.5 million in the third quarter of 2012. Adjusted operating income in the third quarter of 2013 was $63.2 million, and leveraged 80 basis points to 12.8% of sales.

Adjusted net income, adjusted gross profit, adjusted SG&A, and adjusted operating income are non-GAAP measures. The Company believes the excluded transactions are not indicative of the performance of its core business and that by providing this supplemental disclosure to investors it will facilitate comparisons of its past and present performance. A reconciliation to GAAP financial information is provided at the end of this release.

The Company opened 10 stores and closed 3, ending the third quarter with 1,123 stores.

Fiscal 2013 Year-to-Date

Net sales were $1,298.3 million, compared to $1,300.3 million for the same time period last year. Comparable retail sales declined 2.3%.

Net income fiscal year-to-date 2013 was $37.4 million, or $1.63 per diluted share, compared to $44.1 million, or $1.80 per diluted share, the previous year. Adjusted net income was $52.6 million, or $2.30 per diluted share, compared to $54.5 million, or $2.23 per diluted share the previous year.

Gross profit was $491.2 million, compared to $502.9 million in the third quarter of 2012. Adjusted gross profit fiscal year-to-date 2013 was $492.3 million, and deleveraged 80 basis points to 37.9% of sales.

Selling, general and administrative expenses were $366.9 million, compared to $374.8 million in the third quarter of 2012. Adjusted SG&A fiscal year-to-date 2013 was $364.4 million, and leveraged 40 basis points to 28.1% of sales.

Operating income was $54.4 million, compared to operating income of $63.8 million for the same time period last year. Adjusted operating income was $79.1 million, and deleveraged 10 basis points to 6.1% of sales.

Share Repurchase Program

During the third quarter of 2013, the Company repurchased 129 thousand shares for approximately $6.9 million. Year-to-date, the Company repurchased 1.1 million shares for approximately $54.7 million. At the end of the quarter, $25.7 million of the $100 million share repurchase program authorized in November 2012 remained available for future share repurchases.

Outlook

The Company updated its guidance for fiscal 2013 and now projects that adjusted net income per diluted share will be between $3.20 and $3.28, assuming negative low-single digit comparable retail sales. This compares to its previous guidance of $3.15 to $3.28, assuming negative low-single digit comparable retail sales.

The Company provided initial guidance for the fourth quarter of fiscal 2013, and is forecasting adjusted net income per diluted share for the 13-week period ending February 1, 2014 will be between $0.90 and $0.98, assuming negative low-single digit comparable retail sales. This compares to adjusted net income per diluted share of $1.02 for the 14-week period ending February 2, 2013.

This earnings guidance assumes that currency exchange rates will remain where they are today and does not include the impact of further potential share repurchases.

Conference Call Information

The Children’s Place will host a conference call to discuss its third quarter fiscal 2013 results today at 9:30 a.m. Eastern Time. The call will be broadcast live at http://investor.childrensplace.com. An audio archive will be available on the Company’s website approximately one hour after the conclusion of the call.

About The Children’s Place Retail Stores, Inc.

The Children’s Place is the largest pure-play children’s specialty apparel retailer in North America. The Company designs, contracts to manufacture and sells fashionable, high-quality merchandise at value prices, primarily under the proprietary “The Children’s Place,” “Place” and “Baby Place” brand names. As of November 2, 2013, the Company operated 1,123 stores and an online store at www.childrensplace.com.

Forward Looking Statements

This press release (and the above referenced call) may contain certain forward-looking statements regarding future circumstances, including statements relating to the Company’s positioning, and forecasts regarding adjusted net income per diluted share. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended February 2, 2013. Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the continued weakness in the economy or by other factors such as increases in the cost of gasoline and food, the risk that the cost of raw materials or energy prices will increase beyond current expectations or that the Company is unable to offset cost increases through value engineering or price increases, and the uncertainty of weather patterns. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

Contact: Jane Singer, Vice President, Investor Relations, (201) 453-6955

(Tables Follow)

THE CHILDREN’S PLACE RETAIL STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Third Quarter Ended		Year-to-Date Ended
	November 2,	October 27,	November 2,	October 27,
	2013	2012	2013	2012
Net sales	$492,680	$500,928	$1,298,292	$1,300,262
Cost of sales	290,919	291,395	807,081	797,379
Gross profit	201,761	209,533	491,211	502,883
Selling, general and administrative expenses	123,521	131,875	366,937	374,833
Asset impairment charges	-	539	21,766	2,069
Other costs (income)	200	570	(762)	4,466
Depreciation and amortization	16,473	23,023	48,890	57,723
Operating income	61,567	53,526	54,380	63,792
Interest income (expense), net	82	(23)	142	(104)
Income before taxes	61,649	53,503	54,522	63,688
Provision for income taxes	19,910	16,198	17,147	19,577
Net income	$41,739	$37,305	$37,375	$44,111

Earnings per common share
Basic	$1.87	$1.55	$1.65	$1.82
Diluted	$1.84	$1.54	$1.63	$1.80

Weighted average common shares outstanding
Basic	22,337	24,086	22,632	24,290
Diluted	22,628	24,293	22,896	24,453

THE CHILDREN’S PLACE RETAIL STORES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	November 2,	February 2,	October 27,
	2013	2013*	2012
Assets:
Cash and cash equivalents	$141,746	$194,128	$203,101
Short-term investments	52,500	15,000	-
Accounts receivable	26,267	18,490	25,948
Inventories	337,172	266,976	296,398
Other current assets	48,498	50,641	43,929
Total current assets	606,183	545,235	569,376

Property and equipment, net	318,021	330,101	335,953
Other assets, net	50,513	48,074	53,682
Total assets	$974,717	$923,410	$959,011

Liabilities and Stockholders' Equity:
Accounts payable	$117,554	$87,461	$99,342
Accrued expenses and other current liabilities	134,334	104,045	113,175
Total current liabilities	251,888	191,506	212,517

Other liabilities	107,294	110,955	112,164
Total liabilities	359,182	302,461	324,681

Stockholders' equity	615,535	620,949	634,330

Total liabilities and stockholders' equity	$974,717	$923,410	$959,011

*  Derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-K  for the fiscal year ended February 2, 2013.

THE CHILDREN’S PLACE RETAIL STORES, INC.

CONDENSED CONSOLIDATED CASH FLOWS

(In thousands)

(Unaudited)

	Thirty-nine Weeks Ended
	November 2,	October 27,
	2013	2012

Net income	$37,375	$44,111
Non-cash adjustments	71,655	63,250
Working capital	(9,853)	36,113
Net cash provided by operating activities	99,177	143,474

Net cash used in investing activities	(94,653)	(71,416)

Net cash used in financing activities	(53,358)	(45,455)

Effect of exchange rate changes on cash	(3,548)	(157)

Net (decrease) increase in cash and cash equivalents	(52,382)	26,446

Cash and cash equivalents, beginning of period	194,128	176,655

Cash and cash equivalents, end of period	$141,746	$203,101

THE CHILDREN’S PLACE RETAIL STORES, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP

(In thousands, except per share amounts)

(Unaudited)

	Third Quarter Ended		Year-to-Date Ended
	November 2,	October 27,	November 2,	October 27,
	2013	2012	2013	2012

Net income	$41,739	$37,305	$37,375	$44,111

Non-GAAP adjustments:
Expenses:
Store disposition	1,221	-	13,874	1,250
Asia reorganization	170	-	1,237	-
DC exit costs	200	6,256	(762)	10,152
IT impairment and costs	-	-	10,323	-
Restructuring severance costs	-	-	-	1,971
Obsolete supply and fixture costs	-	-	-	883
Legal settlement	-	-	-	1,087
Accelerated depreciation for Canadian store remodels	-	272	-	1,630
Aggregate impact of non-GAAP adjustments	1,591	6,528	24,672	16,973
Income tax effect (1)	(596)	(2,574)	(9,448)	(6,568)
Net impact of non-GAAP adjustments	995	3,954	15,224	10,405

Adjusted net income	$42,734	$41,259	$52,599	$54,516

GAAP net income per common share	$1.84	$1.54	$1.63	$1.80

Adjusted net income per common share	$1.89	$1.70	$2.30	$2.23

(1) The tax effects of the non-GAAP items are calculated based on the statutory rate of the jurisdiction in which the discrete item resides.

	Third Quarter Ended		Year-to-Date Ended
	November 2,	October 27,	November 2,	October 27,
	2013	2012	2013	2012

Operating income	$61,567	$53,526	$54,380	$63,792

Non-GAAP adjustments:
Expenses:
Store disposition	1,221	-	13,874	1,250
Asia reorganization	170	-	1,237	-
DC exit costs	200	6,256	(762)	10,152
IT impairment and costs	-	-	10,323	-
Restructuring severance costs	-	-	-	1,971
Obsolete supply and fixture costs	-	-	-	883
Legal settlement	-	-	-	1,087
Accelerated depreciation for Canadian store remodels	-	272	-	1,630
Aggregate impact of non-GAAP adjustments	1,591	6,528	24,672	16,973

Adjusted operating income	$63,158	$60,054	$79,052	$80,765

	Third Quarter Ended		Year-to-Date Ended
	November 2,	October 27,	November 2,	October 27,
	2013	2012	2013	2012

Gross profit	$201,761	$209,533	$491,211	$502,883

Non-GAAP adjustments:
Expenses:
Store disposition	1,104	-	1,104	-
Aggregate impact of non-GAAP adjustments	1,104	-	1,104	-

Adjusted gross profit	$202,865	$209,533	$492,315	$502,883

	Third Quarter Ended		Year-to-Date Ended
	November 2,	October 27,	November 2,	October 27,
	2013	2012	2013	2012

Selling, general and administrative expenses	$123,521	$131,875	$366,937	$374,833

Non-GAAP adjustments:
Expenses:
Store disposition	(117)	-	(117)	-
Asia reorganization	(178)	-	(1,190)	-
IT costs	-	-	(1,210)	-
Restructuring severance costs	-	-	-	(1,971)
Obsolete supply and fixture costs	-	-	-	(883)
Legal settlement	-	-	-	(1,087)
Aggregate impact of non-GAAP adjustments	(295)	-	(2,517)	(3,941)

Adjusted selling, general and administrative expenses	$123,226	$131,875	$364,420	$370,892

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